EXHIBIT 99.1

BIOLASE ANNOUNCES FILING OF ITS FORMS 10-Q AND FIRST HALF 2005 RESULTS

BIOLASE Reports First Half 2005 Revenue of $31.4 Million

SAN CLEMENTE, Calif., September 30 — BIOLASE Technology, Inc. (NASDAQ: BLTIE—News), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today the filing of its Forms 10-Q, which includes results for the first half of 2005 as well as the quarterly periods ended March 31, 2005 and June 30, 2005.

Net revenue for the first quarter ended March 31, 2005 was $16.9 million as compared to net revenue of $14.5 million for the same period of 2004. Net revenue for the second quarter and first half ended June 30, 2005 was $14.5 million and $31.4 million, respectively. This compares to net revenue of $14.8 million and $29.3 million for the second quarter and first half ended June 30, 2004, respectively.

Gross margin during the first half of 2005 was 50% as compared to 61% for the same period in 2004. Gross margin was primarily impacted in the first half of 2005 by higher production costs, costs of component design changes and related scrap, and the costs of customer training. Training negatively impacted the gross margin for the first half of 2005 by 4%, compared to the impact on gross margin in the first half of 2004 of 3%. In addition, as compared to the first half of 2004, the Company has increased the costs of its fixed manufacturing infrastructure, including quality control, materials management and other support activities. The Company also increased its reserve for excess and obsolete inventory by approximately $0.4 million during the first half of 2005 for unusable raw materials resulting from the aforementioned design changes.

Operating expenses were $26.5 million for the first half of 2005 as compared to $15.7 million for the first half of 2004.

Sales and marketing expense was $12.4 million or 40% of net revenue for the first half of 2005 as compared to $11.0 million or 38% of net revenue for the same period last year. The increase in sales and marketing expense from the prior year is due to increased marketing expenses for advertising, direct mailing fees, trade show and seminar activities, as well as overall infrastructure support costs related to the sales and marketing functions.

General and administrative expense was $10.0 million or 32% of net revenue for the first half of 2005 as compared to $3.2 million or 11% of net revenue for the same period in 2004. Increases in general and administrative expense in the first half of 2005 are related to professional fees totaling $2.7 million associated with the audit of 2004 and the restated financial statements, and costs of approximately $1.7 million related to compliance with the Sarbanes-Oxley Act, which included professional fees as well as temporary labor. Additionally, in the first half of 2005, the Company expanded its administrative infrastructure related to finance, information technology and human resources by approximately $2.4 million, both in response to the Company’s growth as well as to meet the ongoing compliance requirements related to the Sarbanes-Oxley Act. The Company expects general and administrative expense to decrease in absolute dollars in the second half of 2005 and in 2006, primarily due to a reduction in professional fees.

Engineering and development expense was $4.1 million or 13% of net revenue for the first half of 2005 as compared to $1.5 million or 5% of net revenue for the same period last year. Increases in engineering and development expense are due primarily to the purchase of licensed technology from SurgiLight, Inc. in the field of presbyopia and related expenses totaling $2.0 million. The entire consideration was expensed as in-process research and development.

Revenue from the Company’s principal product category, the Waterlase® system, comprised approximately 84% of net revenue for the first half of 2005. This compares with Waterlase revenue of 82% for the first half of 2004. Approximately 69% of the Waterlase category revenue in the first half of 2005 was comprised of the new Waterlase MD product.

Net loss was $4.3 million or $0.19 per diluted share for the first quarter ended March 31, 2005 as compared to net income of $0.6 million or $0.03 per diluted share for the same period of 2004. Net loss for the second quarter and first half ended June 30, 2005 was $6.8 million or $0.30 per diluted share and $11.1 million or $0.48 per diluted share, respectively. This compares with net income of $0.9 million or $0.03 per diluted share and $1.5 million or $0.06 per diluted share for the second quarter and first half ended June 30, 2004, respectively.

Cash flow used in operating activities for the first half of 2005 was $12.5 million compared to $0.5 million for the same period last year. A portion of the $12.5 million used in operating activities is related to the cash payment of $3.0 million for the litigation settlement of the patent infringement suit with Diodem and the $2.0 million payment for the aforementioned purchase of the SurgiLight licensing rights.

“The combination of the restatement and extended delay in filing our periodic SEC reports has been a substantial disruption to our business activities. Also, the transition to the Waterlase MD and associated component design changes has significantly affected our operating performance. These design changes, though costly, are important in order to properly serve our customers. To note, the professional service costs and other related expenses associated with the audit and Sarbanes-Oxley heavily impacted our financial performance during the first half of the year. We can now focus on moving the company toward profitability. We look forward to hosting an earnings conference call to talk about these items as well as the many positive activities underway at the Company,” commented Robert E. Grant, President and CEO.

With these 10-Q filings, the Company believes that it is in compliance with all NASDAQ listing requirements; however, the “E” shall remain appended to the ticker symbol for up to 5 business days, pending final review by NASDAQ.

First Half 2005 Earnings Release and Conference Call

BIOLASE management will host a conference call on Monday, October 3 at 8:30 am EDT to discuss its business outlook and financial results for the first half of 2005. To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to its start to register, download and install the necessary audio software. A replay will be available on BIOLASE’s web site. To listen to the conference call live via telephone, please dial (800) 291-5365 from the U.S. or, for international callers, please dial (617) 614-3922, approximately 10 minutes before the start time. Enter pass code number 51625429. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 15461994.

The following tables summarize selected results of operations and balance sheet data for the three and six months ended June 30, 2005 and the three months ended March 31, 2005 as indicated below:

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004
Net revenue	$14,533,000	$14,738,000	$31,367,000	$29,268,000
Cost of revenue	8,251,000	5,616,000	15,716,000	11,302,000

Gross profit	6,282,000	9,122,000	15,651,000	17,966,000

Other income, net	16,000	16,000	32,000	32,000

Operating expenses:
Sales and marketing	6,283,000	5,664,000	12,409,000	11,000,000
General and administrative	5,492,000	1,560,000	9,978,000	3,227,000
Engineering and development	1,055,000	706,000	4,093,000	1,478,000

Total operating expenses	12,830,000	7,930,000	26,480,000	15,705,000

(Loss) income from operations	(6,532,000)	1,208,000	(10,797,000)	2,293,000
Non-operating (loss) income, net	(182,000)	210,000	(119,000)	149,000

(Loss) income before income taxes	(6,714,000)	1,418,000	(10,916,000)	2,442,000
Provision for income taxes	(65,000)	(565,000)	(137,000)	(973,000)

Net (loss) income	$(6,779,000)	$853,000	$(11,053,000)	$1,469,000

Net (loss) income per share:
Basic	$(0.30)	$0.04	$(0.48)	$0.06

Diluted	$(0.30)	$0.03	$(0.48)	$0.06

Shares used in the calculation of net (loss) income per share:
Basic	22,969,000	24,274,000	22,900,000	23,365,000

Diluted	22,969,000	25,374,000	22,900,000	24,582,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	JUNE 30, 2005	DECEMBER 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$10,977,000	$6,140,000
Short-term investments	9,917,000	25,326,000
Accounts receivable, less allowance of $368,000 and $384,000 in 2005 and 2004, respectively	7,529,000	9,635,000
Inventory	10,289,000	8,180,000
Prepaid expenses and other current assets	1,170,000	1,814,000

Total current assets	39,882,000	51,095,000
Property, plant and equipment, net	3,255,000	3,025,000
Intangible assets, net	2,017,000	1,662,000
Goodwill	2,926,000	2,926,000
Other assets	80,000	38,000

Total assets	$48,160,000	$58,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$2,675,000	$—
Accounts payable	8,258,000	7,147,000
Accrued liabilities	7,335,000	8,467,000
Accrued legal settlement	—	3,000,000
Deferred revenue	2,747,000	2,468,000
Current portion of deferred gain	47,000	63,000

Total current liabilities	21,062,000	21,145,000
Deferred gain	—	16,000
Deferred tax liability	243,000	161,000
Accrued legal settlement-net of current portion	—	3,446,000

Total liabilities	21,305,000	24,768,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, 24,996,500 and 24,482,000 shares issued; 23,033,000 and 22,518,500 outstanding in 2005 and 2004, respectively	25,000	25,000
Additional paid-in capital	105,574,000	101,562,000
Accumulated other comprehensive loss	(307,000)	(225,000)
Accumulated deficit	(62,038,000)	(50,985,000)

	43,254,000	50,377,000
Treasury stock (cost of 1,963,500 shares repurchased)	(16,399,000)	(16,399,000)

Total stockholders’ equity	26,855,000	33,978,000

Total liabilities and stockholders’ equity	$48,160,000	$58,746,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
Net revenue	$16,834,000	$14,530,000
Cost of revenue	7,465,000	5,686,000

Gross profit	9,369,000	8,844,000

Other income, net	16,000	16,000

Operating expenses:
Sales and marketing	6,126,000	5,336,000
General and administrative	4,486,000	1,667,000
Engineering and development	3,038,000	772,000

Total operating expenses	13,650,000	7,775,000

(Loss) income from operations	(4,265,000)	1,085,000
Non-operating income (loss), net	63,000	(61,000)

(Loss) income before income taxes	(4,202,000)	1,024,000
Provision for income taxes	(72,000)	(408,000)

Net (loss) income	$(4,274,000)	$616,000

Net (loss) income per share:
Basic	$(0.19)	$0.03

Diluted	$(0.19)	$0.03

Shares used in the calculation of net (loss) income per share:
Basic	22,830,000	22,443,000

Diluted	22,830,000	23,777,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

	MARCH 31, 2005	DECEMBER 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,946,000	$6,140,000
Short-term investments	9,903,000	25,326,000
Accounts receivable, less allowance of $635,000 and $384,000 in 2005 and 2004, respectively	12,551,000	9,635,000
Inventory	8,836,000	8,180,000
Prepaid expenses and other current assets	1,524,000	1,814,000

Total current assets	35,760,000	51,095,000
Long-term investments	9,948,000	—
Property, plant and equipment, net	3,035,000	3,025,000
Intangible assets, net	2,110,000	1,662,000
Goodwill	2,926,000	2,926,000
Other assets	43,000	38,000

Total assets	$53,822,000	$58,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,850,000	$—
Accounts payable	7,679,000	7,147,000
Accrued liabilities	8,155,000	8,467,000
Accrued legal settlement	—	3,000,000
Deferred revenue	2,535,000	2,468,000
Current portion of deferred gain	63,000	63,000

Total current liabilities	20,282,000	21,145,000
Deferred gain	—	16,000
Deferred tax liability	226,000	161,000
Accrued legal settlement-net of current portion	—	3,446,000

Total liabilities	20,508,000	24,768,000

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized; issued and outstanding—24,919,000 shares and 24,482,000 shares issued; 22,955,500 and 22,518,500 outstanding in 2005 and 2004, respectively	25,000	25,000
Additional paid-in capital	105,481,000	101,562,000
Accumulated other comprehensive loss	(534,000)	(225,000)
Accumulated deficit	(55,259,000)	(50,985,000)

	49,713,000	50,377,000
Treasury stock (cost of 1,963,500 shares repurchased)	(16,399,000)	(16,399,000)

Total stockholders’ equity	33,314,000	33,978,000

Total liabilities and stockholders’ equity	$53,822,000	$58,746,000

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO, John W. Hohener, Executive Vice President and CFO, Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.